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EXHIBIT 5.2

Suite 900 Purdy's Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 csr@smss.com

File Reference: NS1032-409

May 7, 2004

Pliant Corporation
1475 Woodfield Road, Suite 700
Schaumburg, IL 60173

Sonnenschein Nath & Rosenthal LLP
4520 Main Street, Suite 1100
Kansas City, MO 64111

Ladies and Gentlemen:

Re:  Registration Statement on Form S-1 for 13% Senior Subordinated Notes due 2010 and 11 1/8%
        Senior Secured Notes due 2009 (collectively, the "Notes")

        We have acted as local counsel in the Province of Nova Scotia, Canada to Pliant Corporation, a Utah corporation ("Issuer"), and Uniplast Industries Co., a Nova Scotia unlimited company ("Uniplast"), being one of the subsidiaries of the Issuer providing guarantees of its obligations (the "Note Guarantors") in connection with the Registration Statement on Form S-1 (the "Registration Statement"), filed on the date hereof by the Issuer and the Guarantors with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "1933 Act"). This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the 1933 Act.

        We understand that the prospectus that is part of the Registration Statement will only be used by J.P. Morgan Securities Inc., the Issuer's affiliate, in connection with the offers and sales related to market-making transactions of an indeterminate amount of the Issuer's Notes (the "Notes") and the related guarantees of the Notes by the Note Guarantors, including the guarantees issued by Uniplast (the "Uniplast Guarantees"). The Notes which are 13% Senior Subordinated Notes due 2010 and related Uniplast Guarantees have been issued pursuant to indentures, dated as of May 31, 2000, as supplemented by the First Supplemental Indenture, dated as of July 16, 2001 and the Second Supplemental Indenture, dated as of April 30, 2004 (the "Second Supplemental 2000 Indenture") (collectively, the "13% Indenture"), among the Issuer, the Guarantors and the Bank of New York, as trustee. The Notes which are 11 1/8 Senior Secured Notes due 2009 and related Uniplast Guarantees have been issued pursuant to an indenture, dated as of May 30, 2003, among the Issuer, the Guarantors and Wilmington Trust Company, as trustee, as supplemented by the First Supplemental Indenture to the 2003 Indenture dated as of April 30, 2004 (the "First Supplemental 2003 Indenture") (collectively, the "11 1/8% Indenture" and collectively with the 13% Indentures, the "Indentures"). Uniplast has become a party to the 11 1/8% Indenture through Second Supplemental 2000 Indenture and has become a party to the 13% Indenture through First Supplemental 2003 Indenture (collectively with the Second Supplemental 2000 Indenture, the "Uniplast Supplements").

        In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including

1.
a certificate of status pertaining to Uniplast issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated May 7, 2004;

2.
the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of Uniplast contained in the minute book of Uniplast;

3.
resolutions of the directors of Uniplast dated April 30, 2004 authorizing the execution and delivery of the two Uniplast Supplements and the performance of its obligations under the Indentures (including the Uniplast Guarantees related to the Notes); and

4.
a certificate of an officer of Uniplast dated the date hereof (the "Officer's Certificate").

        We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

        In stating our opinions, we have assumed:

  a.
  the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies;

  b.
  the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered;

  c.
  the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

  d.
  the completeness and accuracy of all statements of fact set forth in the Officer's Certificate; and

  e.
  that the Uniplast Supplements have been physically delivered by Uniplast to the other parties thereto or their lawful representatives and that such delivery was not subject to any condition or escrow which has not been satisfied.

        Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that:

1.
Uniplast is an unlimited company validly existing and in good standing as to the payment of annual fees and filing of annual returns under the Companies Act (Nova Scotia), with corporate power to enter into the Indentures and to perform its obligations thereunder.

2.
Uniplast has the power and authority to enter into and perform its obligations under the Uniplast Guarantees.

3.
Neither entering into the Uniplast Supplements nor performing its obligations under the Indentures and the Uniplast Guarantees is in contradiction of the applicable laws of the Province of Nova Scotia, or the federal laws of Canada applicable therein.

4.
The execution and delivery of the Uniplast Supplements and the performance by Uniplast of its obligations under the Indentures (including issuance of the Uniplast Guarantees) have been duly authorized by all necessary corporate action on the part of Uniplast.

5.
The Uniplast Supplements have been duly executed and delivered on behalf of Uniplast.

        The opinions hereinafter expressed are limited to the laws of the Province of Nova Scotia and we express no opinion as to the laws of any other jurisdiction. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or fact subsequent to the date hereof or of facts which we become aware of after the date hereof.

        This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express written consent of the undersigned. However, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Yours very truly,

Stewart McKelvey Stirling Scales

/s/ Stewart McKelvey Stirling Scales

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  EXHIBIT 5.2